Exhibit 99.1(g)

PACE® SELECT ADVISORS TRUST

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED TRUST INSTRUMENT

I, Eric Sanders, Vice President and Assistant Secretary of PACE Select Advisors Trust (the “Trust”), hereby certify that, at a duly convened meeting of the Board of Trustees (“Board”) of the Trust held on November 19-20, 2013, the Board duly and unanimously approved the following resolutions:

RESOLVED, that the Board hereby approves changing the name of PACE Government Securities Fixed Income Investments to PACE Mortgage-Backed Securities Fixed Income Investments; and be it further

RESOLVED, that the appropriate officers of the Fund be, and each of them hereby is, authorized and directed to take such further steps and to prepare, execute and file, as appropriate, such documents as he or she may deem to be necessary or desirable to implement the approvals set forth in the foregoing resolution.

Accordingly, effective November 25, 2014 and pursuant to Section 8 of Article X of the Trust’s Amended and Restated Trust Instrument (the “Trust Instrument”), the Trust Instrument be, and hereby is, amended to change the name of PACE Government Securities Fixed Income Investments, a series of the Trust, to PACE Mortgage-Backed Securities Fixed Income Investments.

IN WITNESS WHEREOF, I have signed this certificate as of the 18th day of November, 2014.

PACE® SELECT ADVISORS TRUST

	By:	/s/ Eric Sanders
	Name:	Eric Sanders
	Title:	Vice President and Assistant Secretary

New York, New York (ss)

Subscribed and sworn to before me
on this 18th day of November, 2014.

/s/ Cynthia Carney
Notary Public